Exhibit 12


                                             Tucson Electric Power Company
                                  Computation of Ratio of Earnings to Fixed Charges
                                                (In Thousands of Dollars)


                                                                       12 Months Ending
                                   -------------------------------------------------------------------------------------
                                   March 31,   December 31,   December 31,    December 31,   December 31,   December 31,
                                     1998         1997           1996            1995           1994           1993
                                   --------    ------------   ------------    ------------   ------------   ------------
Fixed Charges:

  Interest on Long-Term Debt       66,567         63,573         59,647         69,174         69,353          68,053
  Other Interest*                  10,560          9,640         11,721          9,113          7,591           9,175

  Interest on Capital Lease
Obligations**                      86,826         83,019         84,383         83,986         82,511          81,932
                                  -------         ------        -------        -------        -------         -------
Total Fixed Charges               163,953         15,232        155,751        162,273        159,455         159,160


Net Income                         70,472         83,572        120,852         54,905         20,740        (25,816)

Add (Deduct):

  Income Taxes - Operating
  Expense                          19,709         19,297          9,795          8,920            (91)            (91)
  Income Taxes - Other            (22,443)       (41,401)       (91,950)       (29,356)        (4,820)         (5,186)
  Total Fixed Charges             163,953        156,232        155,751        162,273        159,455         159,160
                                  --------       --------       --------       --------       --------        --------
Total Earnings before Taxes and
Fixed Charges                     231,691        217,700        194,448        196,742        175,284         128,067

Ratio of Earnings to Fixed          1.413          1.393          1.248          1.212          1.099           0.805
Charges

* Excludes recognition of Allowance for Borrowed Funds Used During Construction. ** Capital Lease Interest Paid from Statement of Cash Flows.
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